EXHIBIT A

to the
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
Dated July 16, 2009, amended as of August 26, 2010
between
each series of ADVISORSHARES TRUST listed herein on this Exhibit A
and
THE BANK OF NEW YORK MELLON

AdvisorShares Trust Series:

Dent Tactical ETF
WCM / BNY Mellon Focused Growth ADR ETF
Mars Hill Global Relative Value ETF
Peritus High Yield ETF
Active Bear ETF
Cambria Global Tactical ETF